Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
David J. Gunter
Senior Vice President & Chief Financial Officer
T: 561-682-8367
E: David.Gunter@Ocwen.com

OCWEN ANNOUNCES RENEWAL AND INCREASE
OF JPMORGAN CHASE CREDIT LINE

WEST PALM BEACH, Florida, August 13, 2007 – Ocwen Financial Corporation (NYSE:OCN) announced today that its secured line of credit arranged by J.P. Morgan Securities, Inc., with nine participating banks has been approved by the parties for renewal and increase to $350 million, effective August 15th.  The credit line is used by Ocwen principally to finance advances made in connection with its mortgage loan servicing operations as well as acquisitions of mortgage servicing rights.  Previously, the credit limit was $300 million with six domestic and international banks.  Members of the syndicate for the upsized line, which is being renewed prior to maturity of the existing line, include JPMorgan Chase Bank, Sovereign Bank, CIT Group, U.S. Bank, Wachovia, Commerzbank AG, Fifth Third Bank, Scotia Bank and SunTrust.

Ocwen Financial Corporation is a leading business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services.  Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia, Illinois and New York and global operations in Canada, Germany and India.  Utilizing our global infrastructure, state of the art technology, world-class training and six sigma processes, we provide solutions that make our clients’ loans worth more.  Additional information is available at www.ocwen.com.